Exhibit 10.1

SHARE SWAP AGREEMENT
Between

Leo Motors, Inc.
And
Kim Yun Ho

June. 03, 2016

SHARE SWAP AGREEMENT

THIS SHARE SWAP AGREEMENT (this "Agreement") is made on June. 03, 2016 by and between Leo Motors, Inc., a corporation incorporated in Nevada, USA and having its principal executive office at 3887, Pacific Street, Las Vegas, Nevada ("LEOM"), and Kim Yun Ho ("KIM"), who owns 100% shareholder of Lelcon Co. (hereinafter "LELC"), Ltd. whose address is 10-10 Munwhabokji Gil, Yangpyung Eup, Yangpyung Gun, Kyunggi Do, Korea.

Entire Text: LEOM would like to acquire 50% ownership of Lelcon through swap exchange with KIM. For doing this, LEOM will issue new shares to be exchanged with shares possessed by KIM.

Entire Text: KIM holds 40,000 ordinary shares of LELC which par value is 5,000 KRW (Korean Won) per share.

To evaluate the value of LELC, the corporate valuation was officially performed by the accounting firm named Jung-dong Accounting Co., Ltd., and valuation report was obtained on May 09, 2016. The accounting firm estimated the total value of LELC was 1,000,000,000 KRW. And both party agreed the valuation report. After reviewing historic share prices, KIM agree to acquire LEOM shares at the price of $0.30 per share. Accordingly, for good and valuable consideration the receipt and sufficiency is hereby acknowledged, the Parties hereto intending to be legally bound hereby agree as follows:

ARTICLE I
LEOM'S SHARES

Section 1.1   LEOM shall issue 1,414,828 shares of LEOM's common stock at $0.30 per share to KIM to purchase of 50% of LELC which is valuated as 500,000,000 KRW (conversion rate of $1 is 1,178 KRW).

Section 1.2   LEOM's shares shall be issued to KIM upon closing of this agreement.

ARTICLE II
KIM'S SHARES

Section 2.1   Upon the terms and subject to the conditions of this Agreement, KIM agrees to deliver 20,000 shares of LELC to LEOM, which was valuated as 500,000,000 KRW.

Section 2.2   KIM will deliver his shares to LEOM within ten (10) days from the date the KIM receives LEOM's shares.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF KIM

As CEO and 100 shareholder of the LELC, KIM represents and warrants to LEOM as of the date hereof that:

Section 3.1   Existence and Power. LELC is a corporation duly incorporated, validly existing and in good standing under the laws of the Republic of Korea. LELC has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

Section 3.2    Authorization. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of the KIM and LELC, and this Agreement is a valid and binding obligation of the KIM, enforceable against it in accordance with their terms.

Section 3.3   LELC debt. The main liabilities of the LELC as of May 31, 2016 are:

•	100 million KRW: a loan ShinHan Bank (guarantee by Korea Technology Finance Corporation)
•	12.3 million KRW of unpaid office rental fees
•	9.3 million KRW of unpaid mandatory insurances
•	48 million KRW of unpaid salary
•	The total liabilities are 169.6 million KRW.

Section 3.4   Board Approvals. The transactions contemplated by this Agreement, including without limitation the issuance of the Shares and the compliance with the terms of this Agreement, have been unanimously adopted, approved and declared advisable unanimously by the Board of Directors of the LELC. The Audit Committee of the Board of Directors of the LELC has unanimously and expressly approved, and the Board of Directors of the LELC has unanimously agreed to sell the Shares without seeking a shareholder vote.

Section 3.5   Non-Contravention. The execution, delivery and performance of this Agreement, and the consummation by LELC of the transactions contemplated hereby, will not conflict with, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, any provision of the Restated Articles of Incorporation or Bylaws of the LELC or the articles of incorporation, charter, bylaws or other governing instrument..

Section 3.6.   Issuances. The LELC shares possessed by KIM are issued valid under the legally authorized, and fully paid.

Section 3.7   LELC understands and agrees that the certificates for the LEOM shares shall bear substantially the following legend:
"NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES."

Section 3.8   KIM acknowledges its understanding that the Offering and sale of the Securities is intended to be exempt from registration under the Securities Act, by virtue of Section 4(a)(2) of the Securities Act and the provisions of Regulation D or Regulation S promulgated thereunder.

Section 3.9   KIM is an "Accredited Investor" as defined in Rule 501(a) under the Securities Act. In general, an "Accredited Investor" is deemed to be an institution with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 (excluding such person's residence) or annual income exceeding $200,000 or $300,000 jointly with his or her spouse.

Section 3.10   KIM represents and warrants that he is the actual and beneficial owner of the LELC shares.

Section 3.11   LELC Intellectual Property. The intellectual property of the LELC as of May 31, 2016 are:

Patent Number	Patent Name
917442	APPARATUS FOR MEASURING MULTI DRIVING RECORDS OF VEHICLE
1017687	VARIABLE SPOILER APPARATUS
1424087	INTELLIGENT MDR MULTI SCANNER
1445370	MULTI BLACK BOX MOUNTED MDR MODULE
1555051	REAR VEHICLE COLLISION PREVENTION DEVICE
10-2015-0033050	MDR complex service system (Patent Pending)

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF LEOM

LEOM represents and warrants to KIM as of the date hereof that:

Section 4.1   Existence and Power. LEOM is duly organized and validly existing under the laws of the state of its organization and has all requisite power and authority to enter into and perform its obligations under this Agreement.

Section 4.2   Authorization. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of LEOM, and this Agreement is a valid and binding obligation of LEOM, enforceable against it in accordance with its terms.

Section 4.3   Valid Issuance. The LEOM's Shares have been duly authorized by all necessary corporate action. When issued and sold against receipt of the consideration therefor, the LEOM's Shares will be validly issued, fully paid and non-assessable, will not subject the holders thereof to personal liability and will not be issued in violation of preemptive rights.

Section 4.4   Non-Contravention. The execution, delivery and performance of this Agreement will not conflict with, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, any provision of the organizational or governing documents of LEOM.

ARTICLE V
ADDITIONAL AGREEMENTS

Section 5.1   KIM will not sell LEOM shares acquired through this transaction without getting permission from LEOM.

Section 5.2   LEOM shall hold LELC shares until the KIM is acquired or merged. And will not sell LELC shares without getting permission from KIM.

ARTICLE VI
TERMINATION

Injunction; Illegality. This Agreement may be terminated at any time prior to the completion of executing this Agreement by LEOM if (a) an order, injunction or decree shall have been issued by any court or agency of competent jurisdiction and shall be non-appealable, or other law shall have been issued preventing or making illegal either (i) the completion of the obligations pursuant to this, or (ii) LEOM's unrestricted and unlimited right to vote its shares.

ARTICLE VII
MISCELLANEOUS

Section 7.1   Notices.          All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or by facsimile or seven days after having been sent by certified mail, return receipt requested, postage prepaid, to the parties to this Agreement at the following address or to such other address either party to this Agreement shall specify by notice to the other party.

Section 7.2   Further Assurances.          Each party hereto shall do and perform or cause to be done and performed all further acts and shall execute and deliver all other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 7.3   Amendments and Waivers.           Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is duly executed and delivered by the KIM and LEOM. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 7.4   Fees and Expenses.          Each party hereto shall pay all of its own fees and expenses (including attorneys' fees) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 7.5   Governing Law.          This Agreement shall be governed and construed in accordance with the laws of the Republic of Korea. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the court located in Seoul, South Korea.

Section 7.6   Entire Agreement.          This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties and/or their affiliates with respect to the subject matter of this Agreement.

Section 7.7   Effect of Headings.          The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 7.8   Severability.          If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be deemed to be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms to the maximum extent permitted by law.

Section 7.9   Counterparts; Third Party Beneficiaries.          This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument. No provision of this Agreement shall confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 7.10   Specific Performance.          The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LEO MOTORS, INC.

By:

/s/ Shi Chul Kang __________
Name:   Shi Chul Kang
Title:     co-CEO

KIM YUN HO

By:

/s/ Kim Yun Ho___________
Name:    Kim Yun HO
Title:      Chief Executive Officer, Lelcon Co., Ltd.